EXHIBIT NO. 23.1

                  Consent of Shimmerman Penn Burns Becker, LLP


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               [Letterhead of Shimmerman Penn Burns Becker, LLP]

August 28, 2001

TO WHOM IT MAY CONCERN

We hereby consent to the incorporation by reference of our reports with respect to financial statements on H-Net.net, Inc. for the fiscal year ended January 31, 2001 filed with the Securities and Exchange Commission ("SEC") on April 30, 2001 as well as the quarterly report for the quarter ended April 30, 2001 files on June 15, 2001.

Your very truly,

Shimmerman Penn Burns Becker, LLP
Chartered Accountants


/s/ Geoff Bekkor, CA
Geoff Bekkor

GB/as